EXHIBIT 1
                                                                       ---------

                                 THIRD AMENDMENT
                            PARTNERSHIP AGREEMENT OF
                        DM ASSOCIATES LIMITED PARTNERSHIP

                  This Agreement is made as of this 12th day of December, 1997, among New DM Management Associates I, HNB Investment Corp. and Dairy Mart Convenience Stores, Inc., as an amendment to the Limited Partnership Agreement of DM Associates Limited Partnership (the "Partnership"), dated March 12, 1992, as previously amended by the First Amendment to Partnership Agreement of DM Associates Limited Partnership, dated September 8, 1994 and Second Amendment to Partnership Agreement of DM Associates Limited Partnership, dated as of September 11, 1997 (as so amended, the "Partnership Agreement").

                                    PREAMBLE
                                    --------

                  The parties hereto, all of the Partners of the Partnership, wish to amend the Partnership Agreement as provided herein. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Partnership Agreement.

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

                  1. a. Section 4.1 of the Partnership Agreement hereby is amended to read in its entirety as follows:

                  "The Term of the Partnership shall continue until December 12, 2002, as it may be extended to allow for the actions provided for in Section 15.7(k) to be carried out, provided, however, that the Partnership shall be sooner dissolved, and the Term thereby shortened, upon the happening of any of the events set forth in Article XV of this Agreement".

                           b.  Section 8.1(e) of the Partnership Agreement
hereby is deleted.

                  2. Section 15.1 of the Partnership Agreement hereby is amended
(a) by deleting all of the words appearing before subsection (a) thereof and replacing them with "The Partnership shall be dissolved as provided in Section
15.7 or upon the first to occur of the following:" and (b) by deleting Section 15.1(b) (without any redesignation of the remaining existing subsections of Section 15.1).

                  3. A new Section 15.7 of the Partnership Agreement hereby is added to read in its entirety as follows:

                  "Section 15.7    Certain Dissolution and Purchase Rights.
                                   ---------------------------------------

                  (a) The Class A Limited Partner may, in its absolute discretion, deliver a written notice to the General Partner stating that it does not wish to continue as a Limited Partner of the Partnership (any such notice hereinafter is referred to as the "LP Notice"). The LP Notice may only be delivered to the General Partner on a day that falls within either of the following two 30-day periods: June 12, 2000 - July 11, 2000 or December 12, 2001
- January 10, 2002. The LP Notice also shall set forth the names of three nationally-recognized investment banking firms.

                  (b) Within ten business days after its receipt of a LP Notice, the General Partner shall select one of the investment banking firms named in the LP Notice as the firm to be retained by the Partnership for the purpose of determining the fair market value of the DMCS Shares held by the Partnership. The General Partner shall notify the Class A Limited Partner of its selection. As promptly as practicable after the selection, the



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



investment banking firm shall enter into a retention agreement with the Partnership for the fee and on the other terms (including customary indemnification and confidentiality provisions) agreed upon by the General Partner. The fees of such firm shall be paid by the Partnership, except to the extent provided below in subsection (d).

                  (c) Within 30 days after its retention, the investment banking firm shall determine the fair market value of the DMCS Shares held by the Partnership as of the date of its determination. For these purposes, the "fair market value" of the DMCS Shares held by the Partnership shall be the value determined by the investment banking firm as the price that would be paid by a non-affiliated willing buyer of the shares in an arms-length transaction. DMCS shall provide to the investment banking firm on a confidential basis such information about DMCS's business, financial condition, operations and prospects as may be requested by such firm in connection with its determination. In making its determination, the investment banking firm shall take into consideration that the DMCS Shares held by the Partnership represent a controlling voting interest in DMCS. The investment banking firm will not take into consideration any restrictions on the transferability of the DMCS Shares held by the Partnership imposed by this Partnership Agreement, federal or state securities laws or state corporate law. Subject to the foregoing, the investment banking firm shall employ the methodologies that it deems appropriate in making its determination, which shall be final and binding on the parties. The investment banking firm shall simultaneously inform the General Partner and the Class A Limited Partner of its determination of the fair market value of the DMCS Shares held by the Partnership, which is referred to herein as the "FMV". The date of the investment banking firm's determination is referred to herein as the "FMV Determination Date".

                  (d) The Class A Limited Partner may rescind the LP Notice by delivering a written notice to such effect to the General Partner at any time during the period commencing on the FMV Determination Date and ending on the 10th day thereafter. In such event, the Class A Limited Partner shall pay the fees and expenses of the investment banking firm retained by the Partnership pursuant to subsection (b) above. If the LP Notice is not rescinded, then, during the period of time commencing on the 11th day after the FMV Determination Date and ending on the 30th day thereafter, the General Partner, and/or its general partners, the Class B Limited Partner and/or one or more third-party designees (collectively or individually, as the case may be, referred to as the "GP Group") shall have the right to inform the Class A Limited Partner of its intent to purchase all (and



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


not less than all) of the DMCS Shares held by the Partnership for a cash purchase price equal to the FMV. If the GP Group delivers such a notice to the Class A Limited Partner within such time period, then the GP Group shall consummate such purchase within 90 days after the FMV Determination Date.

                  (e) If the GP Group does not deliver a notice of its intent to purchase the DMCS Shares held by the Partnership to the Class A Limited Partner within the 30-day period specified in subsection (d) above, then the Partnership shall use commercially reasonable efforts to locate a buyer unaffiliated with the GP Group for all (and not less than all) of the DMCS Shares held by the Partnership. In connection therewith, the General Partner will cause the Partnership, not later than 40 days after the FMV Determination Date, to retain the investment banking firm selected pursuant to subsection (b) above (or another investment banking firm acceptable to the Class A Limited Partner) to market the block of DMCS Shares held by the Partnership, such retention to include customary terms and conditions (including as to fees and indemnities). The Class A Limited Partner shall be entitled, but shall not be required, to consult and participate in meetings with such investment banking firm. DMCS will provide reasonable access to potential buyers of the shares for purposes of due diligence, subject to customary confidentiality agreements. DMCS will not be required to make any representations or warranties to prospective buyers of such shares except as set forth in subsection (g) below. If a buyer is located, the Partnership must notify the General Partner and the Class A Limited Partner within 90 days after the FMV Determination Date that it has located a buyer for the DMCS Shares held by the Partnership (a "Third Party Buyer") and the cash price that the Third Party Buyer is willing to pay ( a "Willing Buyer Notice"). If the Third Party Buyer is willing to pay a cash price equal to or greater than FMV, then the General Partner will cause the Partnership to effect such sale to the Third Party Buyer, which shall be consummated within 60 days after the delivery of the Willing Buyer Notice. If two Third Party Buyers are identified, such sale will be made to the one willing and able to pay the highest cash price.

                  (f) If the Third Party Buyer is willing to pay a cash price for the DMCS Shares held by the Partnership that is less than FMV, then the GP Group shall have the right to purchase the DMCS Shares held by the Partnership at the price offered by the Third Party Buyer. To exercise the right, the GP Group must deliver notice of its intent to purchase to the Class A Limited Partner within 10 days after delivery of the Willing Buyer Notice. If the GP Group delivers its notice to the Class A Limited Partner of its intent to purchase the DMCS Shares held by



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


the Partnership within such time period, then the GP Group shall consummate such purchase within 60 days after it furnishes the Class A Limited Partner of its notice of purchase. If the GP Group does not deliver a notice of purchase to the Class A Limited Partner within the 10-day period specified above, then the General Partner will cause the Partnership to effect the sale to the Third Party Buyer, which shall be consummated within 70 days after the delivery of the Willing Buyer Notice.

                  (g) In connection with the sale of the DMCS Shares held by the Partnership to any buyer (whether the GP Group or a Third Party Buyer), DMCS will make representations and warranties in customary form to such buyer as to the valid issuance of such shares, the accuracy of DMCS's filings with the Securities and Exchange Commission, including the financial information contained therein, and to the effect that the buyer will not be deemed an "Acquiring Person" (or any other designation of similar or like import) within the meaning of DMCS's existing Preferred Stock Purchase Rights Plan (or any successor thereto or replacement therefor) (the "Rights Plan"). At the closing of any purchase, one or more stock certificates for the DMCS Shares being purchased, registered in the name of the Partnership, shall be delivered to the purchaser(s), free and clear of any liens, encumbrances, or rights of any kind of any third party, duly endorsed or accompanied by instruments of assignment in blank, with signatures guaranteed by a national bank or member firm of a registered national securities exchange and with all necessary transfer tax stamps duly affixed, together with any and all other documents required to effectively transfer such DMCS Shares to the purchaser(s).

                  (h) If the DMCS Shares held by the Partnership are sold pursuant to the provisions of this Section 15.7, or if an LP Notice shall have been given and not rescinded and the DMCS Shares held by the Partnership shall not have been sold within 365 days of the delivery of such LP Notice, then the General Partner shall cause the Partnership to dissolve and be wound up as soon as practicable thereafter.

                  (i) The Class A Limited Partner acknowledges and agrees that no options to purchase DMCS securities or restricted or other DMCS securities granted by DMCS to the general partners of the General Partner subsequent to December 12, 1997 shall be subject to any pledge in favor of the Class A Limited Partner. If the General Partner receives a LP Notice which is not rescinded in the time therefor, then any and all options to purchase DMCS securities pledged by the general partners of the General Partner to the Class A Limited Partner ("Pledged Options") automatically shall be released. In addition, the



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


following percentage of the Pledged Options (with the oldest grants released first) shall be released if either (x) DMCS is sold (by way of merger, sale of assets or otherwise) and the stockholders of DMCS realize from such sale per share cash proceeds and/or securities with an aggregate value equal to or greater than the amounts set forth below or (y) the closing price of the Class A Common Stock of DMCS (the "Class A Common Stock") equals or exceeds the per share price set forth below for 60 consecutive business days:

            Percentage                    Price
            ----------                    -----

                15%                       $ 7
                30%                       $ 9
                65%                       $ 11
               100%                       $ 13

The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the American Stock Exchange), or, if the Class A Common Stock is not listed or admitted to trading on the American Stock Exchange, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock are listed or admitted to trading; or, if not listed or admitted to trading on any national securities exchange, the last quoted price (or, if not so quoted, the average of the high bid and low asked prices) in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use; or, if no bids for the Class A Common Stock are quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such security mutually selected by the Board of Directors of the Company and the Class A Limited Partner. The Class A Limited Partner shall execute any documents reasonably requested by the general partners of the General Partner to give effect to the provisions of this subsection (i). The Class A Limited Partner acknowledges and agrees that any options to purchase DMCS securities granted by DMCS to either general partner of the General Partner from and after December 12, 1997 shall not be pledged in favor of the Class A Limited Partner.

                  (j) If the GP Group delivers a notice of its intent to purchase pursuant to subsection (d) or (f) above but fails to consummate such purchase within the time provided in such



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


subsections, the General Partner will cause the Partnership to sell such of the DMCS Shares held by the Partnership, to such persons, for such prices and form of consideration and on such terms and conditions, as may be as instructed by the Class A Limited Partner.

                  (k) If an LP Notice is not given pursuant to the provisions of subsection (a) above (or if any LP Notice is given but rescinded pursuant to the provisions of subsection (d) above) then, on or within 20 days prior to December 12, 2002, the Class A Limited Partner shall deliver a written notice to the General Partner setting forth the names of three nationally recognized investment banking firms (the "Final LP Notice"). Within ten business days after its receipt of the Final LP Notice, the General Partner shall select one of the investment banking firms named in the Final LP Notice as the firm to be retained by the Partnership for the purpose of determining the fair market value of the DMCS Shares held by the Partnership. The General Partner shall notify the Class A Limited Partner of its selection. As promptly as practicable after the selection, the investment banking firm shall enter into a retention agreement with the Partnership for the fee and upon the other terms (including customary indemnification and confidentiality provisions) agreed upon by the General Partner. The fees of such firm shall be paid by the Partnership.

                  (l) Within 30 days after its retention, the investment banking firm shall determine the fair market value of the DMCS Shares held by the Partnership as of the date of its determination in accordance with the procedures set out above in subsection (c).

                  (m) The Class A Limited Partner may rescind the Final LP Notice by delivering a written notice to such effect to the General Partner at any time during the period commencing on the FMV Determination Date and ending on the 10th day thereafter. If the Final LP Notice is not rescinded then, during the period of time commencing on the 11th day after the FMV Determination Date and ending on the 30th day thereafter, the GP Group shall have the right to inform the Class A Limited Partner of its intent to purchase all of the DMCS Shares held by the Partnership for a cash purchase price equal to the FMV. If the GP Group delivers such a notice to the Class A Limited Partner within such time period, then the GP Group shall consummate such purchase within 90 days of the FMV Determination Date.

                  (n) The Partnership shall promptly be dissolved and wound up upon the occurrence of (i) the rescission of the Final LP Notice, (ii) the failure of the GP Group to deliver a notice



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



of its intent to purchase the DMCS Shares held by the Partnership within the time provided in subsection (m) or (iii) the failure of the GP Group, following the timely delivery of a notice of its intent to purchase the DMCS Shares held by the Partnership, to consummate such purchase within the time provided in subsection (m) (any of such events, a "Dissolution Event").

                  (o) For a period of one year following the occurrence of a Dissolution Event, the Class A Limited Partner shall not sell or transfer, other than to a Trust, of which the Class A Limited Partner is the beneficiary, and which Trust agrees to be bound by the provisions hereof, any of the DMCS Shares distributed to the Class A Limited Partner upon the dissolution of the Partnership (the "Restricted Shares") without complying with the following procedures. If the Class A Limited Partner locates a buyer for the Restricted Shares, it shall give notice to the General Partner identifying the proposed buyer and setting forth the price that such buyer is prepared to pay (the "Sale Notice"). If the General Partner (or its designee) is willing to pay a price equal to such price in cash, then the General Partner (or its designee) shall have the right to purchase the Restricted Shares for such price in cash, providing that it (or its designee) gives notice of intent to do so within 10 days after receiving the Sale Notice and consummates such purchase within 60 days after receiving the Sale Notice. If the General Partner either fails timely to give such a notice of intent or timely to consummate such purchase, the Class A Limited Partner shall be free to sell the Restricted Shares to the buyer identified in the Sale Notice for the price therein stated. The provisions of this subsection (o) also shall apply to any trust, affiliate or other person which receives Restricted Shares from or at the direction of the Class A Limited Partner other than pursuant to a bona fide sale transaction.

                  4. a. DMCS hereby represents and warrants that the Rights Plan has been amended to provide that none of the Class A Limited Partner (as a result of any purchase of DMCS Shares held by the Partnership pursuant to the provisions of Section 15.7 of the Partnership Agreement or receipt of DMCS Shares held by the Partnership following the expiration of the term of the Partnership on December 12, 2002 or the Partnership's earlier termination pursuant to the terms of the Partnership Agreement),



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

any purchaser of the DMCS Shares held by the Partnership pursuant to the provisions of Section 15.7 of the Partnership Agreement or any transferee of the Class A Limited Partner or any such purchaser shall be deemed to be an "Acquiring Person" as defined in the Rights Plan. DMCS covenants with the General Partner and the Class A Limited Partner not to further amend the Rights Plan or adopt any successor plan or amendment to its certificate of incorporation or by-laws that would (i) impair or restrict the ability of the Partnership to sell its DMCS Shares pursuant to the provisions of Section 15.7 of the Partnership Agreement, (ii) dilute or adversely affect the voting rights of the DMCS Shares held by the Partnership or (iii) otherwise frustrate the terms of Section 15.7 of the Partnership Agreement.

                           b. If DMCS breaches any of its representations and
warranties or covenants set forth in paragraph 4(a) of this Amendment, which breach (if it is capable of being cured) is not so cured within 30 days after the Class A Limited Partner provides notice to DMCS (an "Uncured Breach"), then DMCS shall pay to the Class A Limited Partner the damages suffered by the Class A Limited Partner as a result of the Uncured Breach as determined in accordance with this paragraph 4(b). Upon any such breach, DMCS shall notify the Class A Limited Partner. Within 10 days after any such breach becoming an Uncured Breach, the Class A Limited Partner shall provide DMCS with the names of three nationally recognized investment banking firms. Within 7 days



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

after its receipt of such list of names, DMCS shall choose one of such firms for the purposes of this paragraph 4(b). DMCS shall be responsible for the fees and expenses of such firm. Such firm as promptly as practicable shall determine the diminution in the fair market value of the DMCS Shares held by the Partnership (determined in accordance with Section 15.7(c) of the Partnership Agreement) resulting from the Uncured Breach (the "Damage Amount"). The firm shall advise DMCS and the Class A Limited Partner of its determination of the Damage Amount (which determination shall be final and binding on the parties) as soon as practicable. DMCS shall wire transfer to an account designated by the Class A Limited Partner immediately available federal funds in the Damage Amount within 10 days after it is notified by the banking firm of the Damage Amount.

                           c. The term "Class A Limited Partner" shall
include any person or entity to which the Class A Limited Partner sells or assigns its interest in the Partnership in accordance with the terms of the Partnership Agreement.

                  5. Each of the General Partner, the Class A Limited Partner and DMCS hereby represents and warrants that this Amendment has been duly authorized by all requisite partnership or corporate action, has been duly executed and constitutes its legal, valid and binding obligation.

                  6. The General Partner shall have the authority to prepare, execute and file with the relevant governmental



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authorities any and all instruments made necessary by or appropriate with reference to the matters set forth herein.

                  7. Except as set forth above, the Partnership Agreement remains in full force and effect in accordance with its terms.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            New DM Management Associates I

                                            By: /s/Robert B. Stein, Jr.
                                                --------------------------------

                                            HNB Investment Corp.

                                            By: /s/D.B. Levene
                                                --------------------------------

                                            Dairy Mart Convenience Stores, Inc.

                                            By: /s/Robert B. Stein, Jr.
                                                --------------------------------




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